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NEWS RELEASE
                                                                    Exhibit 99.1
For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100
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FOR IMMEDIATE RELEASE
THURSDAY, APRIL 27, 2000



                         GULF ISLAND FABRICATION, INC.
                         REPORTS FIRST QUARTER EARNINGS


     Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $1.1 million ($.09 diluted EPS) on revenue of $31.7 million for its first quarter ended March 31, 2000, compared to net income of $1.9 million ($.17 diluted EPS) on revenue of $30.3 million for the first quarter ended March 31, 1999.

     At March 31, 2000, the company had a revenue backlog of $29.5 million and a labor backlog of approximately 526 thousand man-hours remaining to work.

                      SELECTED BALANCE SHEET INFORMATION
                                (in thousands)

                                                 March 31,     December 31,
                                                  2000            1999
                                              __________      ____________

Cash and short-term investments                $  16,184       $  15,750
Total current assets                              48,900          47,154
Property, plant and equipment, at cost, net       42,681          43,664
Total assets                                      95,846          95,049
Total current liabilities                         14,824          15,367
Debt                                                  --              --
Shareholders' equity                              77,726          76,618
Total liabilities and shareholders' equity        95,846          95,049


     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves.  The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales.
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                                                                    Exhibit 99.1

                         GULF ISLAND FABRICATION, INC.

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (in thousands, except per share data)

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


                                                                    Three Months Ended
                                                                         March 31,
                                                              -------------------------------
                                                                  2000                   1999
                                                              -----------         -----------
Revenue                                                       $    31,741         $    30,329
Cost of revenue                                                    29,193              26,103
                                                              -----------         -----------
Gross profit                                                        2,548               4,226
General and administrative expenses                                 1,124               1,282
                                                              -----------         -----------

Operating income                                                    1,424               2,944

Other expense (income):
  Interest expense                                                     18                  21
  Interest income                                                    (319)               (101)
  Other - net                                                          57                 (49)
                                                              -----------         -----------
                                                                     (244)               (129)
                                                              -----------         -----------
Income before income taxes                                          1,668               3,073
Income taxes                                                          561               1,148
                                                              -----------         -----------
Net income                                                    $     1,107         $     1,925
                                                              ===========         ===========
Per share data:
  Basic earnings per share                                    $      0.10         $      0.17
                                                              ===========         ===========
  Diluted earnings per share(1)                               $      0.09         $      0.17
                                                              ===========         ===========
Weighted-average shares                                            11,638              11,638
                                                              ===========         ===========
Adjusted weighted-average shares(1)                                11,705              11,656
                                                              ===========         ===========
Depreciation and amortization
  included in expense above                                   $     1,224         $     1,201
                                                              ===========         ===========

(1)  The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.


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